Exhibit 99.1

News Release

Investor Contact: Will Fisackerly First Vice President and Director of Investor Relations 662/680-2475	Media Contact: Randy Burchfield Senior Vice President and Director of Corporate Marketing 662/680-4920

BancorpSouth Announces Planned Retirement of Chairman and CEO

Aubrey Patterson Will Serve until Leadership Transition Is Complete;

Board Initiates Process to Search for Successor

TUPELO, Miss., May 10, 2012 — BancorpSouth, Inc. (NYSE: BXS) today announced that Chairman and Chief Executive Officer Aubrey Patterson has informed the Board of Directors of his plan to retire as Chief Executive Officer in 2013. Mr. Patterson was appointed Chairman and CEO of BancorpSouth in 1991, having previously served as its President and CEO from 1990 to 1991 and its President and Chief Operating Officer from 1983 to 1990.

Mr. Patterson expects to continue to serve as Chairman and CEO until a successor is named and the CEO transition is complete. It is anticipated that this will occur at or around the time of the annual shareholders meeting in April 2013. The Board has formed a search committee to identify a new CEO and has retained Spencer Stuart, a leading executive search firm with experience in CEO transitions, to advise the Board on potential candidates.

Mr. Patterson said, “Because of my retirement plans, the Board has initiated a succession process in which a special committee will oversee the search for, and recommend to the Board, the best candidate to become CEO of BancorpSouth. I have every confidence that this transition process will be orderly and successful and that it will result in a new leader for BancorpSouth with the experience, skills and vision to build on our strong franchise and history.”

Hassell H. Franklin, the head of the search committee, commented, “During Aubrey Patterson’s more than 20 years as Chairman and CEO of BancorpSouth, the Company has increased its assets from $1.5 billion to $13.3 billion, while expanding its footprint from one state to nine states. We are very appreciative of his complete commitment to BancorpSouth and its employees, clients and shareholders during his leadership tenure and throughout his nearly 40 years with the Company. We also thank him for his continuing efforts on BancorpSouth’s behalf in working to make this leadership transition process as smooth as possible.”

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Box 789 — Tupelo, MS    38802-0789 — (662) 680-2000

BancorpSouth, Inc. is a financial holding company.

BXS Announces Planned Retirement of Chairman and CEO

May 10, 2012

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” These forward-looking statements include, without limitation, statements relating to Mr. Patterson’s plans to retire and to continue to serve until his successor is named and the timing of implementation of the succession plan.

We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors. These factors may include those factors detailed from time to time in the Company’s press releases and filings with the Securities and Exchange Commission.

About BancorpSouth

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $13.3 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 290 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas. BancorpSouth Bank also operates an insurance location in Illinois.

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